Exhibit 99.1

Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., Sept. 22, 2016 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent Company for The Bank of South Carolina, declared a quarterly cash dividend of $.14 per share to shareholders of record October 3, 2016, payable October 31, 2016. Fleetwood S. Hassell, President and Chief Executive Officer, stated, "With continued recognition and celebration of the 30th anniversary of our organization and the strong capital position and earnings of the bank, we are pleased to announce an approximate 8% increase in our quarterly cash dividend to $.14 per share."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, (843) 724-1500